Exhibit 99.1

Fairfax, VA — (December 18, 2006) — Perot Systems Corporation (NYSE: PER) today announced that it has signed a definitive agreement to acquire QSS Group, Inc., a U.S. federal government information technology services company based in Lanham, MD.

Through this acquisition, Perot Systems strengthens its platform for growth within the federal government services sector, gains several significant government-wide acquisition contracts (GWAC’s) and further strengthens its IT capabilities, including information assurance and applications development and management. It also expands both the scope of services and the areas Perot Systems serves within the Department of Homeland Security and the Department of Defense.

“QSS Group’s experience, client relationships and strong team of talented professionals are a perfect complement to Perot Systems’ government services team,” said Peter Altabef, president and CEO of Perot Systems. “With this acquisition, we will be even better positioned to support the important work of our government clients.”

Following the acquisition, Perot Systems Government Services will have more than 3,400 associates serving the federal government and is expected to report 2007 full year revenue of approximately $600 million.

QSS Group’s clients include the Army, Coast Guard, Department of Health and Human Services, NASA, NOAA, Department of Treasury and the intelligence community. The company currently operates as the prime contractor on more than 90 percent of its contracts.

Government-wide acquisition contracts held by QSS Group include the Department of Homeland Security’s Enterprise Acquisition Gateway for Leading-Edge Solutions (EAGLE), the Army’s Information Technology Enterprise Solutions (ITES-2), the Department of the Treasury’s Total Information Processing Support Services (TIPSS-3), and the General Service Administration’s Millenia Lite. QSS Group’s awards under EAGLE complements Perot Systems’ award.

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“QSS is an excellent addition to Perot Systems and the synergies gained in this transaction will provide expanded growth opportunities for our federal unit,” said Jim Ballard, president of Perot Systems Government Services. “Our goal is to optimize our capabilities to ensure we always deliver the most effective and efficient results to the government and integrating these two groups will further enhance our ability to accomplish these goals.”

“We are very pleased to join forces with Perot Systems,” said Frank Islam, CEO of QSS Group. “QSS and Perot Systems have complementary capabilities and very similar cultures, and I believe that together the two companies will produce a powerful government services growth engine. As a result, this acquisition will create even better advancement opportunities for our hard-working team.”

Perot Systems expects QSS Group to achieve revenue of between $260 million and $280 million for full year 2007. Perot Systems expects to close the acquisition during January and will consolidate revenue for the balance of the year.

Perot Systems will acquire QSS Group for $250 million of cash. The acquisition is expected to be accretive on a cash earnings per share basis, which excludes expense related to the amortization of acquisition-related intangible assets, by $.05 per share for full year 2007. Acquisition-related intangible asset amortization expense for full year 2007 is expected to be approximately $14 million, equal to approximately $.07 per share. Perot Systems expects to complete the integration activities associated with this acquisition during 2007. Including the effect of acquisition-related intangible amortization expense, this acquisition is expected to be accretive to earnings per share beginning in 2008.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations, and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2005 revenue of $2.0 billion. The company has more than 20,000 Associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

Cash earnings per share is a non-GAAP measure used by Perot Systems to measure the earnings impact of an acquisition prior to the effect of acquisition-related intangible amortization expense. The information necessary to reconcile this measure to the GAAP earnings per share impact is located in this press release, with the GAAP earnings per share impact being equal to cash earnings per share less the earnings per share impact of acquisition-related intangible asset amortization expense.

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This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are that we may bear the risk of cost overruns for custom software development and implementation services, our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, and some contracts contain fixed-price provisions or penalties that could result in decreased profits. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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